HAMPDEN BANCORP, INC. REPORTS YEAR END RESULTS, ANNOUNCES DATE OF ANNUAL MEETING OF SHAREHOLDERS, AND DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. August 3, 2010. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and twelve months ended June 30, 2010.

Net income for the three months ended June 30, 2010 was $622,000, or $0.09 per fully diluted share, as compared to $106,000, or $0.02 per basic and fully diluted share, for the same period in 2009. The increase in net income was primarily due to a decrease in interest expense of $639,000 compared to the three month period ended June 30, 2009, of which $446,000 was due to a decrease in deposit interest expense and $193,000 was due to a decrease in borrowings interest expense. For the three month period ended June 30, 2010, net interest income increased by $538,000 compared to the three month period ended June 30, 2009. For the three month period ended June 30, 2010, non-interest expense decreased by $182,000 compared to the three month period ended June 30, 2009. This was mainly due to a decrease in FDIC insurance and assessments expense of $273,000 compared to the three month period ended June 30, 2009.

The Company had a net loss for the twelve months ended June 30, 2010 of $353,000, or $(0.05) per basic and fully diluted share, as compared to net income of $286,000, or $0.04 per basic and fully diluted share, for the same period in 2009. The decrease in net income was primarily due to an increase in the provision for loan losses of $2.9 million for the twelve months ended June 30, 2010 compared to the twelve months ended June 30, 2009.  The increase in the provision for loan losses is due to increases in loan delinquencies, increases in non-accrual loans, increases in impaired loans, and general economic conditions. There was also an increase in non-interest expense of $815,000 for the twelve months ended June 30, 2010 compared to the twelve months ended June 30, 2009. The increase in non-interest expense was mainly due to an increase in salaries and employee benefits of $266,000, a write-down of other real estate owned of $286,000, and an increase in other general and administrative expenses of $172,000 for the twelve months ended June 30, 2010 compared to the twelve months ended June 30, 2009. For the twelve month period ended June 30, 2010, net interest income increased by $1.9 million compared to the twelve month period ended June 30, 2009. Non-interest income, including net gains on sales of securities and loans, increased by $435,000 compared to the twelve month period ended June 30, 2009.

The Company’s total assets increased $16.3 million, or 2.9%, from $567.7 million at June 30, 2009 to $584.0 million at June 30, 2010. Net loans, including loans held for sale, increased $26.0 million, or 6.7%, to $413.5 million at June 30, 2010, and securities decreased 4.1% or $4.7 million from $116.1 million to $111.4 million as of June 30, 2010. Cash and cash equivalents decreased $6.2 million, or 17.2%, to $30.0 million at June 30, 2010.

Non-performing assets totaled $6.6 million or 1.13% of total assets, at June 30, 2010 compared to $5.3 million, or 0.93% of total assets, at June 30, 2009. Total non-performing assets included $5.7 million of non-performing loans and $911,000 of other real estate owned. From June 30, 2009 to June 30, 2010, commercial non-performing loans have increased $768,000, consumer non-performing loans have increased $376,000, commercial mortgage non-performing loans have increased $344,000, and residential mortgage non-performing loans have increased $290,000. Impaired loans totaled $16.3 million as of June 30, 2010. The Company has established a $1.4 million specific reserve, which management feels is sufficient to cover estimated losses for these impaired loans.

Deposits increased $38.6 million, or 10.1%, to $420.1 million at June 30, 2010 from $381.5 million at June 30, 2009. Certificates of deposit increased $10.4 million, or 5.2%, demand deposits increased $10.1 million, or 24.0%, NOW accounts increased $7.8 million, or 36.0%, savings accounts increased $7.3 million, or 9.8%, and money market accounts increased $2.9 million, or 7.3%.

            Short-term borrowings, including repurchase agreements, decreased $5.6 million, or 45.0%, to $6.8 million at June 30, 2010 from $12.4 million at June 30, 2009. Long-term debt decreased $12.7 million, or 17.9%, to $58.2 million at June 30, 2010 from $70.9 million at June 30, 2009.

    The Company repurchased 198,300 shares of Company stock, at an average price of $10.79 per share, in the first and second quarters of fiscal 2010 pursuant to the Company’s second Stock Repurchase Program announced in January 2009. The Company repurchased 11,363 shares of Company stock, at an average price of $10.70 per share, in the third quarter of fiscal 2010 in connection with the vesting of the restricted stock grants as part of our 2008 Equity Incentive Plan. The Company purchased these shares from the employee plan participants for settlement of tax withholding obligations. The Company also repurchased 85,615 shares of Company stock, at an average price of $10.55 per share, in the third quarter of fiscal 2010 pursuant to the Company’s second Stock Repurchase Program announced in January 2009. The Company repurchased 34,200 shares of Company stock, at an average price of $9.76 in the fourth quarter of fiscal 2010 pursuant to the Company’s third Stock Repurchase Program announced in June 2010. These repurchases contributed to an overall decrease in stockholders’ equity of $1.9 million, to $94.8 million at June 30, 2010, compared to $96.7 million at June 30, 2009.  Our ratio of capital to total assets decreased to 16.2% as of June 30, 2010 from 17.0% at June 30, 2009.

According to Thomas R. Burton, President and CEO, “We are cautiously optimistic that we have seen the worst of the effects of the recession in our loan portfolio.  Non performing loans to total loans have not increased from the previous quarter and totals 1.37% while our allowance for loan losses equals 1.52% of the total loan portfolio.  Although the loss for the year was $353,000, earnings for the quarter ended June 30 were $622,000, due in large part to a more normalized provision for loan losses of $300,000. Net interest margin continues to improve as the cost of funds decline, the result of the current low interest rate environment as well as an increase in transaction and money market deposit accounts.

Overall, deposit and loan accounts continued to grow over the past year at 10% and 7%, respectively.  This steady, progressive growth, along with our capital strategy of buying back our stock at amounts below book value will consistently add value to both our franchise and our shareholders.”

The Company announced that its 2010 annual meeting of shareholders will be held on Tuesday, November 2, 2010 at 10:00 a.m. (Eastern Time) at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA. The record date for shareholders entitled to vote at the meeting will be September 17, 2010.

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on August 30, 2010, to shareholders of record at the close of business on August 16, 2010.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has nine office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At June 30,	At June 30,
	2010	2009
Selected Financial Condition Data:	(In Thousands)

Total assets	$ 584,039	$ 567,656
Loans, net (a)	413,547	387,553
Securities	111,379	116,100
Deposits	420,060	381,477
Short-term borrowings, including repurchase agreements	6,806	12,372
Long-term debt	58,196	70,915
Total Stockholders' Equity	94,773	96,658
(a) Includes loans held for sale of $933,000 at June 30, 2010 and $915,000 at June 30, 2009.

	For The Three Months Ended June 30,		For The Year Ended June 30,
	2010	2009	2010	2009
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including fees	$ 6,855	$ 6,956	$ 27,557	$ 28,273
Interest expense	2,239	2,878	9,740	12,345
Net interest income	4,616	4,078	17,817	15,928
Provision for loan losses	300	300	4,337	1,412
Net interest income after provision for loan losses	4,316	3,778	13,480	14,516
Non-interest income	669	655	2,554	2,339
Gain (loss) on sales/write-downs of securities and loans, net	100	94	181	(39)
Non-interest expense	4,193	4,375	17,101	16,286
Income (loss) before income tax expense	892	152	(886)	530
Income tax expense (benefit)	270	46	(533)	244
Net income (loss)	$ 622	$ 106	$ (353)	$ 286

Basic earnings (loss) per share	$ 0.10	$ 0.02	$ (0.05)	$ 0.04
Basic weighted average shares outstanding	6,476,949	6,725,932	6,528,355	6,826,777

Diluted earnings (loss) per share	$ 0.09	$ 0.02	$ (0.05)	$ 0.04
Diluted weighted average shares outstanding	6,639,997	6,810,285	6,528,355	6,868,495

	At June 30,	At June 30,
	2010	2009
Selected Ratios:

Non-performing loans to total loans	1.37%	1.01%
Non-performing assets to total assets	1.13%	0.93%
Allowance for loan losses to non-performing loans	110.93%	95.61%
Allowance for loan losses to total loans	1.52%	0.97%